Exhibit 99.1

Nara Bank, N.A. Signs Agreement to Acquire Deposits of Industrial Bank of Korea, New York Branch.

Nara Bank, N.A. (“Nara Bank”), a wholly owned subsidiary of Nara Bancorp, Inc. (the “Company”) (Nasdaq: NARA — News) and the Industrial Bank of Korea - New York Branch (“IBK”), entered into an agreement for the assumption by Nara Bank of approximately $58 million of IBK’s FDIC insured deposits, as well as the acquisition of certain loans totaling approximately $1 million. The assumption of the deposits and the acquisition of the loans are part of Nara Bank’s ongoing growth strategy and plans to strengthen its relationships within the communities it serves. The completion of the transaction is subject to regulatory approval and customary closing conditions, and is expected to be completed in the fourth quarter of 2002.

“We are excited for the opportunity to expand our customer base in the Greater New York Metropolitan area and to continue serving one of the country’s largest Korean-American population centers,” said Mr. Bon T. Goo, Chief Financial Officer of Nara Bancorp, Inc. “The ethnic Korean population in Greater New York is a vibrant and rapidly growing community, and we believe it offers significant opportunities for the further expansion of our franchise. We expect the utilization of the assumed deposits will have a positive effect on our 2003 earnings and we continue to expect to achieve the previously-announced projection for 2002 full-year diluted EPS of $1.90, excluding the income of $0.71 to EPS from the cumulative effect of a change in accounting principle related to negative goodwill that was recognized during the first quarter of 2002.”

About Nara Bancorp, Inc.

Nara Bancorp, Inc. is the parent company of Nara Bank, which was founded in 1989. A full-service commercial bank headquartered in Los Angeles, Nara Bank operates full-service branches in Northern and Southern California and the Greater New York Metropolitan area and loan production offices in Seattle, Chicago, Atlanta and New Jersey. Nara Bank serves a large and diverse group of customers throughout the United States. Nara Bank has developed core business banking products for small and medium-sized companies and specializes in commercial real estate and business lending, SBA lending and international trade financing.

Nara Bank was founded specifically to serve the needs of Korean-Americans, one of the fastest growing segments of the Asian ethnic group over the past decade. Now with 18 branches and offices nationwide, and with branches on both east and west coasts, Nara Bank is strategically positioned to expand further into communities it serves.

This press release may contain forward-looking statements, including statements concerning our expected earnings per share, that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward looking statements, including, but not limited to economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services, and pricing. The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements. Readers should carefully review the risk factors and the information that could materially affect the Company’s financial results, described in other documents the Company files from time to time with the Securities and Exchange Commission, including its Form 10-Q for the quarter ended June 30, 2002 and Annual Report on Form 10-K for the fiscal year ended December 31, 2001, and particularly the discussion of business considerations and certain factors that may affect results of operations and stock price set forth therein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. In addition, this press release contains forward-looking statements concerning the expectation that the assumption of deposits and acquisition of loans from IBK will be completed and the timing of completion of the transaction. Such statements are qualified by risks and uncertainties including, but not limited to (i) the possible failure to occur of any of the conditions to closing set forth in the agreement with IBK and (ii) the possible refusal by the federal and state regulatory agencies with authority over Nara Bank and IBK to approve the proposed transaction.

Contact: Nara Bancorp, Inc.
Benjamin Hong or Timothy Chang, 213/639-1700